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                                EXHIBIT 23.2


































                                EXH 23.2
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KPMG Peat Marwick LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, Georgia 30308






The Board of Directors
AFLAC Incorporated
Columbus, Georgia


We consent to incorporation by reference in the registration statement dated November 21, 1996, on Form S-3 of AFLAC Incorporated of our report dated January 29, 1996, relating to the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995 which report appears in the December 31, 1995, annual report on Form 10-K of AFLAC Incorporated.




                                       KPMG PEAT MARWICK LLP




Atlanta, Georgia
November 21, 1996





















                               EXH 23.2-1